Exhibit-99.1

Vir Biotechnology Provides Corporate Update and Reports
Third Quarter 2022 Financial Results

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Biomedical Advanced Research and Development Authority (BARDA) awarded contract to support pandemic preparedness for influenza and other infectious diseases; initial investment of ~$55.0 million with potential total of up to $1.0 billion –

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Phase 2 data from three of the Company’s most advanced development programs – hepatitis B, hepatitis D and influenza A – expected in 2023 –

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Strong balance sheet with approximately $2.7 billion in cash, cash equivalents, investments and profit-share payments to be received from GSK expected to fund the Company’s innovative portfolio for several years through key inflection points –

SAN FRANCISCO, November 3, 2022 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the third quarter ended September 30, 2022.

“Throughout the quarter and into October, Vir achieved several important milestones that are critical to advancing new therapies designed to address the world’s’ most serious infectious diseases,” said George Scangos, Ph.D., chief executive officer of Vir. “We are honored to have been chosen by BARDA to partner broadly on pandemic preparedness and to have their immediate support of our groundbreaking Phase 2 trial for the prevention of influenza A, which we initiated in October. Simultaneously, we continued to advance our hepatitis pipeline with the initiation of our Phase 2 trial in hepatitis D, the most aggressive form of hepatitis. Initial data from both trials are expected in 2023. Together with other highly anticipated read-outs from our hepatitis B, COVID-19 and HIV programs, we believe 2023 will be a transformational year for Vir that brings us closer to delivering meaningful therapies to patients around the world.”

Corporate Update

General – advancing key collaborations with government and industry

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In September, BARDA, part of the US Department of Health and Human Services’ (HHS) Administration for Strategic Preparedness and Response (ASPR), awarded Vir a multi-year contract with the potential for an investment of up to $1.0 billion to advance the development of a full portfolio of innovative solutions to address influenza and potentially other infectious disease threats. The initial investment of approximately $55.0 million will support the ongoing and rapid development of VIR-2482, an investigational prophylactic monoclonal antibody designed with the aim to protect against seasonal and pandemic influenza A.
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In September, as part of the Company's 2021 expanded collaboration agreement with GSK that built on the companies’ 2020 collaboration agreement for COVID-19, GSK opted-in to exclusively collaborate on the development and commercialization of antibodies against respiratory syncytial virus (RSV).

COVID-19 – continuing to respond to the global pandemic

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In the third quarter, approximately 230,000 sotrovimab doses were delivered, all to countries outside of the US. Sotrovimab currently has emergency use authorization, temporary authorization or marketing approval (under the brand name Xevudy®️) for early treatment of COVID-19 in more than 40 countries, and remains in use outside of the US.
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As part of the Company and GSK’s ongoing efforts around sotrovimab:
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The companies continue to conduct in vitro testing of sotrovimab against new variants and subvariants as they emerge, and to collect and evaluate real-world evidence, both of which are being shared with regulatory authorities.
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In August, the Phase 3 Prophylaxis for Patients at Risk of COVID-19 Infection (PROTECT-V) platform trial sponsored by Cambridge University Hospitals National Health Service (NHS) Foundation Trust assessing the use of a 2g dose of sotrovimab in uninfected, high-risk individuals was initiated. Initial data are expected in the second half of 2023.
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In preparation for new waves of COVID-19 variants and for future pandemics, the Company and GSK continue to actively pursue the evaluation of innovative next-generation therapy options for COVID-19 and other respiratory diseases.

Hepatitis B Virus (HBV) – data expected from multiple trials in the near-term

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The Company recently announced that multiple abstracts (two oral presentations, one poster and one late-breaker poster featuring real-world data from a 20-year trial evaluating treatment patterns for chronic HBV) were accepted for presentation at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® 2022, taking place November 4-8. Both oral presentations have been selected by AASLD for inclusion in the “Best of the Liver Meeting” summary.
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Initial data from Part B of the ongoing Phase 2 Monoclonal Antibody siRNA Combination against Hepatitis B (MARCH) trial evaluating VIR-2218 in combination with VIR-3434 for 24 and 48 weeks, and in triple combination with VIR-3434 and interferon for 24 and 48 weeks, are expected in the second half of 2023. Previously reported results from the MARCH Part A trial demonstrated that the combination of VIR-3434 and VIR-2218 resulted in an approximate 3 log decline in hepatitis B surface antigen (HBsAg) with no safety signals reported to date.
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Initiation of the Phase 2 PREVAIL platform trial and its THRIVE/STRIVE sub-protocols of VIR-2218 in combination with VIR-3434 in viremic patients is expected in the fourth quarter of 2022, with initial data expected in the second half of 2023.
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Initial data from the Phase 2 trial led by Brii Biosciences evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the potential treatment of chronic HBV infection are expected by the end of 2022.

Hepatitis D Virus (HDV) – novel combination strategy with significant promise for patients

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In September, the Company initiated the Phase 2 SOLSTICE trial evaluating VIR-2218 and VIR-3434 as monotherapy and in combination for the treatment of people living with chronic HDV, the most aggressive form of viral hepatitis. The trial is assessing the ability of the combination to reduce HDV viremia and block viral entry, which recent research suggests could be effective in suppressing chronic HDV infection. Initial data are expected in the second half of 2023.

Influenza – groundbreaking prophylaxis trial underway

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In October, the Company initiated the Phase 2 Prevention of Illness Due to Influenza A (PENINSULA) trial in healthy volunteers aged 18 to 64 to evaluate the safety, tolerability and efficacy of two different intramuscularly administered doses of VIR-2482 in preventing illness due to influenza A. This is the first trial to evaluate the role of a monoclonal antibody in the prevention of influenza A illness. The primary efficacy endpoint is the proportion of trial participants with protocol-defined influenza-like illness with confirmed influenza A infection compared to placebo. Other endpoints will evaluate the effect of VIR-2482 on the severity and duration of illness in trial participants with confirmed influenza A compared to placebo. Initial data are expected in mid-2023. The PENINSULA trial is being funded in part with federal funds from HHS; ASPR; BARDA, under OT number: 75A50122C00081.
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In September, the Company initiated a Phase 1b prophylaxis trial evaluating the safety of VIR-2482 in elderly participants (aged 65 and older) receiving a flu vaccine. This population is representative of the Company’s anticipated Phase 3 trial population. Initial data are expected in mid-2023.

HIV – advancing novel solutions for this intractable public health challenge

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Safety and immunology data from the initial two cohorts of the proof-of-concept Phase 1 trial of VIR-1111, an investigational HIV T cell vaccine based on human cytomegalovirus (HCMV), show no safety signals and no vector shedding or viremia reported to date. No sustained HIV insert-specific T cell responses have been observed in the lower dose cohorts 1 and 2. Safety and immunology data from the highest dose cohort 3 are expected in the first half of 2023. This trial is being funded in part by the Bill and Melinda Gates Foundation.
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Learnings from VIR-1111 have informed the design of VIR-1388, a next generation candidate, for which the Company expects to initiate a Phase 1 trial in the second half of 2023. This trial is being funded in part by the Bill and Melinda Gates Foundation and the National Institutes of Health’s Division of AIDS, through the HIV Vaccine Trials Network.

Third Quarter 2022 Financial Results

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Revenues: Total revenues for the quarter ended September 30, 2022, were $374.6 million, compared to $103.6 million for the same period in 2021.
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The profit-sharing amount under the collaboration with GSK for the quarter ended September 30, 2022, was $291.2 million, which reflects delivery of approximately 230,000 sotrovimab doses, all to countries outside the US, compared to approximately 74,000 doses to the US and other countries in the prior year period. There was also a $17.9 million net reversal of the non-cash charge recognized in the second quarter for potential write-offs related to excess sotrovimab supply and manufacturing capacity against uncertain future pandemic demand. As a result, collaboration revenue for the quarter ended September 30, 2022, was $309.1 million, compared with $102.4 million for the same period in 2021. Collaboration revenue is calculated by applying the Company’s contractual share of 72.5% to the revenue reported in the period by GSK, $445.0 million for the third quarter, net of cost of goods sold and allowable expenses from both GSK and the Company (e.g., manufacturing, distribution, medical affairs, selling and marketing expenses), and adding back the Company’s expenses that appear elsewhere in the consolidated statement of operations (e.g., cost of revenue). The profit-sharing amount due from GSK is expected to be received during the fourth quarter.
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Contract revenue for the quarter ended September 30, 2022, was $40.0 million, compared to $0.3 million for the same period in 2021. The increase for the quarter was primarily due to the recognition of $39.8 million of related to GSK’s selection of RSV under the Company’s 2021 agreement with GSK, which had previously been included in deferred revenue.
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License revenue from a related party for the quarter ended September 30, 2022, was $22.3 million. There was no comparable amount for the same period in 2021. The increase for the quarter was related to Brii Biosciences’ exercise of its option to obtain exclusive rights to develop and commercialize compounds and products arising from VIR-3434 in China, Taiwan, Hong Kong and Macau.
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Grant revenue for the quarter ended September 30, 2022, was $3.1 million, compared to $0.9 million for the same period in 2021. The increase for the quarter was primarily due to the timing of research activities under the grant agreements with the Bill & Melinda Gates Foundation.

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Cost of Revenue: Cost of revenue for the quarter ended September 30, 2022, was $22.3 million, compared with $7.8 million for the same period in 2021. The increase was due to third-party royalties owed based on the sales of sotrovimab.

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Research and Development Expenses: Research and development expenses for the quarter ended September 30, 2022, were $114.2 million, which included $12.6 million of non-cash stock-based compensation expense, compared to $98.7 million for the same period in 2021, which included $11.2 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to an increase in manufacturing activities for the Company’s product candidates, higher personnel-related expenses resulting from higher headcount, an increase in the allocation of facilities and other costs and the change in fair value of the contingent consideration from the acquisition of Humabs, and partially offset by a decrease in sotrovimab clinical costs compared to the same period in 2021.

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Selling, General and Administrative Expenses: Selling, general and administrative expenses for the quarter ended September 30, 2022, were $43.2 million, which included $12.2 million of non-cash stock-based compensation expense, compared to $50.5 million for the same period in 2021, which included $11.8 million of non-cash stock-based compensation expense. The decrease for the quarter was primarily due to higher fair value of the Company’s contingent consideration related to selling and marketing activities in the same period in 2021, partially offset by higher personnel-related expense related to additional headcount, external consulting services, business tax expenses related to increased profit-sharing amount and allocated facilities costs due to higher lease expenses in the third quarter of 2022.

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Other Income (Expense): Other income for the quarter ended September 30, 2022, was $22.8 million, compared to other income of $164.1 million for the same period in 2021. The decrease for the quarter was primarily due to unrealized loss of $13.6 million resulting from the change in fair value of the Company’s equity investment in Brii Biosciences, compared to unrealized gain of $164.1 million in the same period in 2021. The decrease was partially offset by $26.0 million unrealized gain from foreign exchange measurement related to the other liability recognized in connection with the profit-sharing amount constrained under the 2020 GSK agreement, and higher interest income due to higher interest rates and higher investments balance.

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Provision for Income Taxes: Provision for income taxes for the quarter ended September 30, 2022, was $42.4 million, compared to a $0.3 million for the same period in

2021. The increase in for the quarter was primarily due to the Company’s estimated taxable income for 2022 attributable to collaboration revenue recognized under the 2020 GSK agreement and the requirement under the Tax Cuts and Jobs Act of 2017 for taxpayers to capitalize and amortize research and development expenditures over five or fifteen years pursuant to Section 174 of the Internal Revenue Code of 1986, as amended.

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Net Income: Net income for the quarter ended September 30, 2022, was $175.3 million, or $1.32 per share, basic, and $1.30 per share, diluted, compared to net income of $110.4 million, or $0.85 per share, basic, and $0.82 per share, diluted, for the same period in 2021.

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Cash, Cash Equivalents, Investments, and Profit-Share Payments: As of September 30, 2022, excluding restricted cash, the Company had approximately $2.7 billion in cash, cash equivalents, investments and profit-share payments to be received from GSK.

Sotrovimab in the United States

The following is a summary of information for sotrovimab. Healthcare providers in the US should review the Fact Sheets for information about the authorized use of sotrovimab and mandatory requirements of the Emergency Use Authorization (EUA). Please see the Food and Drug Administration (FDA) Letter of Authorization, full Fact Sheet for Healthcare Providers and full Fact Sheet for Patients, Parents, and Caregivers.

Sotrovimab has been authorized by the FDA for the emergency use described below. Sotrovimab is not FDA-approved for this use.

Authorized use

The FDA has issued an EUA to permit the emergency use of the unapproved product sotrovimab for the treatment of mild-to-moderate coronavirus disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death.

Sotrovimab is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of sotrovimab under section 564(b)(1) of the Food, Drug, and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner. On April 5, 2022, the FDA updated the EUA to provide that sotrovimab is no longer authorized to treat COVID-19 in any US region due to increases in the proportion of COVID-19 cases caused by the Omicron BA.2 sub-variant.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend™ and other Fc technologies, has been designed to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV and HDV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered antibody designed to block entry of HBV and HDV viruses into hepatocytes and to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV and HDV in infected patients, as well as to have an extended half-life.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to address the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend™ technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season. Under the collaboration agreement signed with GSK in 2021, GSK has an exclusive option to lead post-Phase 2 development and commercialization of VIR-2482.

The development of VIR-2482 is funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-1388

VIR-1388 is a preclinical subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in pre-clinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology

Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B and hepatitis D viruses, influenza A and human immunodeficiency virus. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s capital allocation; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and data readouts and presentations; testing the ability of sotrovimab to maintain activity against new variants and subvariants of COVID-19; Vir’s plans for sotrovimab and its COVID-19 portfolio; clinical data from Vir’s ongoing trials of VIR-2218 and VIR-3434; the ability of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) to treat and/or prevent chronic HBV infection or treat HDV infection; the potential benefits of VIR-2482 to protect against seasonal and pandemic influenza; Vir’s collaboration with BARDA; and Vir’s plans for its HBV, HDV, influenza and HIV portfolios. Many important factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; uncertainty as to whether the anticipated benefits of Vir’s collaborations with other companies can be achieved; difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes (including the war in Ukraine) or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the US Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Carly Scaduto

Senior Director, Media Relations

cscaduto@vir.bio

+1-314-368-5189

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Collaboration revenue	$309,145	$102,398	$1,483,860	$107,731
Contract revenue	39,998	315	52,534	169,581
License revenue from a related party	22,289	—	22,289	—
Grant revenue	3,125	903	7,704	5,356
Total revenue	374,557	103,616	1,566,387	282,668
Operating expenses:
Cost of revenue	22,253	7,836	140,323	8,988
Research and development	114,166	98,669	319,475	319,665
Selling, general and administrative	43,174	50,496	123,019	105,016
Total operating expenses	179,593	157,001	582,817	433,669
Income (loss) from operations	194,964	(53,385)	983,570	(151,001)
Other income (expense):
Change in fair value of equity investments	(13,590)	164,072	(120,019)	164,072
Interest income	9,332	11	11,920	272
Other income (expense), net	27,026	64	30,447	(9,430)
Total other income (expense)	22,768	164,147	(77,652)	154,914
Income before provision for income taxes	217,732	110,762	905,918	3,913
Provision for income taxes	(42,420)	(334)	(288,478)	(583)
Net income	$175,312	$110,428	$617,440	$3,330
Net income per share, basic	$1.32	$0.85	$4.66	$0.03
Net income per share, diluted	$1.30	$0.82	$4.58	$0.02
Weighted-average shares outstanding, basic	132,729,530	130,665,831	132,422,028	129,520,837
Weighted-average shares outstanding, diluted	134,963,317	133,854,419	134,711,777	133,318,979

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$963,735	$347,815
Short-term investments	1,359,945	217,182
Restricted cash and cash equivalents, current	12,955	8,594
Receivable from collaboration	—	773,079
Equity investments	22,801	143,148
Prepaid expenses and other current assets	54,180	73,003
Total current assets	2,413,616	1,562,821
Intangible assets, net	32,888	33,287
Goodwill	16,937	16,937
Property and equipment, net	100,226	42,834
Operating right-of-use assets	84,716	87,220
Restricted cash and cash equivalents, noncurrent	7,276	7,006
Long-term investments	34,102	201,388
Other assets	6,209	2,775
TOTAL ASSETS	$2,695,970	$1,954,268
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,722	$6,521
Accrued and other liabilities	282,616	236,512
Deferred revenue, current portion	22,865	98,209
Total current liabilities	308,203	341,242
Deferred revenue, noncurrent	54,653	3,815
Operating lease liabilities, noncurrent	126,942	133,561
Contingent consideration, noncurrent	30,712	22,822
Deferred tax liability	18,439	18,439
Other long-term liabilities	7,166	2,540
TOTAL LIABILITIES	546,115	522,419
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2022 and December 31, 2021; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 133,027,358 and 131,161,404 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	13	13
Additional paid-in capital	1,682,882	1,571,535
Accumulated other comprehensive loss	(11,880)	(1,099)
Retained earnings (accumulated deficit)	478,840	(138,600)
TOTAL STOCKHOLDERS’ EQUITY	2,149,855	1,431,849
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,695,970	$1,954,268